Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2017 Third-Quarter and Year-to-Date Results

•	Q3 Net earnings: $5.5 million ($0.02 per share) vs. loss of $430.9 million ($1.67 per share) Q316

•	Q3 FFO: $112.6 million ($0.42 per share) vs. loss of $225.0 million ($0.87 per share) Q316

•	Q3 Operating FFO: $110.1 million ($0.41 per share) vs. $95.4 million ($0.36 per share) Q316

•	Q3 Comp NOI up 3.5 percent overall

•	Net debt to adjusted EBITDA ratio improves to 7.8 times, on a rolling 12-month basis

•	Company affirms 2017 Operating FFO guidance of $1.50 - $1.55 per share

CLEVELAND, Ohio - November 2, 2017 - Forest City Realty Trust, Inc. (NYSE: FCEA) today announced financial results for the three and nine months ended September 30, 2017.

Net Earnings/Loss
The company had 2017 third-quarter net earnings of $5.5 million, or $0.02 per share, compared with net loss of $430.9 million, or $1.67 per share for the third quarter of 2016. For the nine months ended September 30, 2017, the company had net earnings of $103.1 million, or $0.39 per share, compared with a net loss of $160.2 million, or $0.62 per share, for the nine months ended September 30, 2016. Per share amounts throughout this release are presented on a fully diluted basis.

The primary driver of the net earnings variance for the quarter was lower impairments compared with the third-quarter of 2016. For the nine months, the variance was driven primarily by lower 2017 impairments partially offset by 2016 gains from dispositions.

Additional factors impacting net earnings/loss for the three and nine months ended September 30, 2017, are described below under FFO and Operating FFO and are included in the company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2017, filed with the Securities and Exchange Commission (SEC) and supplemental package for the quarter ended September 30, 2017, furnished to the SEC on Form 8-K. The Form 10-Q and supplemental package are available on the company’s website, www.forestcity.net.

Revenues
Consolidated revenues for the third quarter were $233.5 million, compared with $237.5 million for the third quarter of 2016. For the nine months ended September 30, 2017, revenues were $686.0 million, compared with $689.8 million for the nine months ended September 30, 2016.

Funds From Operations (FFO)
Third-quarter FFO was $112.6 million, or $0.42 per share, compared with a loss of $225.0 million, or $0.87 per share for the third-quarter of 2016. FFO for the nine months ended September 30, 2017 was $308.3 million, or $1.15 per share, compared with $161.4 million, or $0.62 per share for the nine months ended September 30, 2016.

As noted earlier under Net Earnings, the primary drivers of the year-over-year FFO variance for both the quarter and nine months was third-quarter 2016 impairment of non-depreciable real estate, that did not recur in 2017.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings, the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the third quarter was $110.1 million, or $0.41 per share, compared with $95.4 million, or $0.36 per share, for the third quarter of 2016. For the nine months ended September 30, 2017 Operating FFO was $310.2 million, or $1.16 per share, compared with $273.2 million, or $1.03 per share, for the nine months ended September 30, 2016.

Positive factors impacting 2017 third-quarter Operating FFO included decreased interest expense of $8.6 million; a tax credit related to Westchester’s Ridge Hill of $7.2 million; improved corporate G&A/other NOI of $6.2 million, the majority of which is reduced overhead expense; increased NOI from the mature portfolio of $5.0 million; increased sales of land at Stapleton and elsewhere of $2.4 million; and increased Operating FFO from new properties of $2.3 million. These positive factors were partially offset by reduced interest capitalized to active development projects of $5.6 million, reflecting the completion and delivery of new properties and an overall lower level of development activity; a 2016 development fee related to Ballston Quarter of $5.5 million; reduced Operating FFO from properties sold of $5.2 million; and lower Operating FFO from other sources of $0.7 million.

Factors impacting Operating FFO for the third quarter and year to date are illustrated in bridge diagrams included in the company’s supplemental package for the three months ended September 30, 2017. The quarterly report and supplemental package also include additional explanations of factors impacting Net Earnings, Operating FFO and FFO for the three and nine months ended September 30, 2017.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

Governance
On September 11, 2017, the company announced that its Board of Directors, together with management and in consultation with financial and legal advisors, had commenced a process to consider a broad range of alternatives to enhance stockholder value, including, but not limited to, an accelerated and enhanced operating plan, structural alternatives for the company’s assets, and potential merger, acquisition or sale transactions.

That process is underway and will proceed in a timely manner. However, there is no timetable for completion and there can be no assurance that this review will result in a strategic change or any transaction being announced or agreed upon. The company will not comment further on the progress or st atus of the review unless the company determines that further disclosure is appropriate or required by law. While the review is underway, the company remains fully focused on its operations and on the continued execution of its strategies to create stockholder value and close the gap between its share price and net asset value.

Commentary
“Our continued execution of our strategies led to solid performance across the business in the third quarter,” said David J. LaRue, Forest City president and chief executive officer. “We achieved strong comparable property NOI growth in the quarter, as well as growth from new property openings, together with continued overhead reduction and margin improvement. The result was a 14 percent increase in Operating FFO on a per share basis, compared with the third quarter of 2016.

“We recognized two impairments in the quarter that impacted net earnings. The first, $10.6 million related to Westchester’s Ridge Hill, was to adjust this unconsolidated property to the final values agreed upon in our regional mall transaction with QIC. The second impairment, $44.3 million related to 461 Dean Street in Brooklyn, stems from of our recent decision to market this consolidated property for sale, resulting in a change in our hold assumptions. Disposition of the asset would generate a tax loss that we can use to offset gains from our in-process retail transactions, while also generating significant cash proceeds for further debt reduction or other strategic uses.

“Overall Comp NOI in the third quarter was up 3.5 percent, with increases of 5.0 percent in apartments and 4.3 percent in office. Comp NOI in retail was up marginally at 0.3 percent and was impacted by planned re-merchandising and re-tenanting at San Francisco Centre, which is expected to be completed in December. Excluding San Francisco Centre, retail Comp NOI in the quarter would have been up 3.2 percent.

“Same-space rent growth also continues to be strong, with new, same-spaces leases in the quarter up 13.1 percent in the office portfolio and 17.4 percent in our regional malls, on a rolling 12-month basis. Average monthly rents year-to-date in our comparable apartments increased 1.5 percent, compared with the first nine months of 2016, despite significant new product deliveries in nearly all of our major markets.

“Occupancies in the comp apartment and comp office portfolios were down modestly year-to-date, compared with results at September 30 last year. Comp occupancy in the regional malls was negatively impacted by the previously mentioned re-merchandising at San Francisco Centre and vacancies at South Bay Galleria, where redevelopment is pending.

“Our focus on margin improvement continues to yield solid results, with year-to-date margins on comparable NOI up over yearend 2016 across the portfolio. Our overall adjusted EBITDA margins are also up, year to date, and we remain confident in our ability to achieve our goal of a stabilized run rate of 400 to 500 basis points of improvement in adjusted EBITDA margins, compared with yearend 2016 results, by the second quarter of 2018. In addition, our ongoing debt reduction efforts improved our ratio of net debt to adjusted EBITDA to 7.8 times at the end of the third quarter, on a rolling 12-month basis, as we drive to achieve our goal of 6.5 times by 2019.

“Turning to our retail dispositions, during the quarter, we executed final definitive documentation with Madison International and QIC for the disposition of 12 specialty retail centers and 10 regional malls, respectively. The deals value the specialty portfolio at approximately $450 million at our share, and the regional malls at approximately $1.55 billion at our share. For the regional malls, six of the 10 malls are being sold outright and we expect the majority of the six to close this year, with the balance in the first quarter of 2018. The remaining four malls are expected to close at later dates as we secure replacement assets into which to redeploy our ownership stake. On October 24, we announced the closing of the sale of the first mall in the portfolio, The Shops at Northfield Stapleton. For the specialty centers, closing with Madison on the conversion of our common interest to preferred interest is expected in the fourth quarter, to be followed by individual center closings as replacement assets are identified.

“During the third quarter, we completed the dispositions of eight more of our federally assisted housing communities, bringing the total completed to 30, representing $57.0 million of the anticipated total net proceeds of approximately $65 million. We anticipate closing the remaining communities as we obtain final third-party approvals. As a reminder, the buyer assumed full management responsibility for this portfolio in the first quarter of 2017.”

Comparable NOI, Occupancies and Rent
Overall comparable net operating income (NOI) for the three months ended September 30, 2017, increased 3.5 percent, with increases of 4.3 percent in office, 5.0 percent in apartments and 0.3 percent in retail, compared with results for the same period in 2016. Excluding San Francisco Centre, retail comparable NOI would have been up 3.2 percent for the quarter.

Comparable office occupancies were 96.8 percent at September 30, 2017, down from 96.9 percent in the third quarter of 2016. For the rolling 12-month period ended September 30, 2017, rent per square foot in new, same-space office leases increased 13.1 percent over prior rents.

In the apartment portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,532 for the nine months ended September 30, 2017, a 1.5 percent increase compared with average monthly rents for the nine months ended September 30, 2016. Comparable average rents per unit in the company’s core markets were $2,016, a 1.2 percent increase from the comparable period in 2016. Comparable economic occupancies for the nine months ended September 30, 2017, were 94.1 percent, down from 94.3 percent for the nine months ended September 30, 2016.

In the retail portfolio, comparable retail occupancies at September 30, 2017, decreased to 93.8 percent, compared with 94.9 percent at September 30, 2016. As noted previously, re-merchandising at San Francisco Centre, as well as vacancies at South Bay Galleria, contributed to the decline in retail occupancy. Sales in the company’s regional malls averaged $567 per square foot on a rolling 12-month basis, up from $561 per square foot at September 30, 2016, and down from $572 per square foot at June 30, 2017. For the rolling 12-month period ended September 30, 2017, new, same-space leases in the company’s regional malls increased 17.4 percent over prior rents.

Comparable NOI, defined as NOI from stabilized properties operated in the nine months ended September 30, 2017 and 2016, is a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI and a reconciliation of earnings before income taxes to NOI.

Openings and Projects Under Construction
During the third quarter, Forest City opened VYV, a 421-unit apartment community in Jersey City, NJ. Also during the third quarter, the company began phased opening of Axis, a 391-unit apartment community in downtown Los Angeles that is part of the company’s residential development fund with the Arizona State Retirement System (ASRS), and 38 Sixth Avenue, a 303-unit, all-affordable apartment community at Pacific Park Brooklyn that is part of the company’s strategic partnership with Greenland USA.

At September 30, 2017, Forest City had 6 projects under construction at a total cost of $651.0 million, or $280.5 million at the company’s share, for a development ratio of 5.8 percent, well below the company’s long-term target of 7.5 percent. Projects under construction include:

APARTMENTS:

•	Ardan, a 389-unit apartment community in Dallas that is also part of the ASRS fund, is expected to begin phased opening in the first quarter of 2018.

•	Mint Town Center, a 399-unit apartment community with 7,000 square feet of street-level retail at Stapleton in Denver, is expected to begin phased opening in the fourth quarter of 2017.

•
Ballston Quarter Residential, a 406-unit apartment community, including 53,000 square feet of lower-level retail, that is part of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The project is expected to begin phased opening in the third quarter of 2018.

•	The Guild, a 191-unit apartment community at The Yards in Washington, D.C., is expected to be completed in the first quarter of 2019.

•	Capper 769, a 179-unit apartment community in Washington, D.C., is expected to be completed in the first quarter of 2019.

RETAIL

•
Ballston Quarter Redevelopment, the 307,000-square-foot retail component of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The retail component is expected to be completed in the third quarter of 2018.

Outlook
“Focused execution of our strategies continues to deliver solid performance, growth and stockholder value,” said LaRue. “We continue to expect to achieve full-year 2017 Operating FFO in the range of $1.50 to $1.55 per share.

“We are focused on creating stockholder value and confident in our ability to continue to execute on our strategies and achieve the goals we have set for the business. We believe that delivering on those goals will result in full and fair valuation of our stock and our company, and increased total stockholder returns.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.1 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, retail and apartment real estate throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on November 2, 2017, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended September 30, 2017, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI, EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
FFO, a non-GAAP measure, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, it believes FFO presents a consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the company’s core assets assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen with market conditions, many real estate investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides another measurement of the Company’s performance relative to its competitors and an additional basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO, a non-GAAP measure, as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

2017 Guidance
Forest City Realty Trust Inc.’s year ended December 31, 2017 guidance for net earnings attributable to common stockholders - diluted and Operating funds from operations (“Operating FFO”) per share - diluted is disclosed and reconciled in this release. These estimates reflect management’s view of current and future market conditions, including assumptions with respect to, but not limited to, rental rates, occupancy levels and comparable net operating income. These estimates exclude any possible future gains or losses from the disposal of rental properties or change in control of interest transactions, including any applicable operating results. In addition, these estimates do not assume any potential property acquisitions or related operating results, future impairment charges or write-offs of abandoned development projects and demolition costs. Estimated fully diluted weighted average shares for the year ended December 31, 2017 were used to calculate the per share estimates. These estimates are subject to fluctuations and there can be no assurance the Company’s actual results will not differ materially from these estimates. This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release and in the Company's annual and quarterly period reports filed with the Securities and Exchange Commission.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at the company’s ownership within its Office, Apartments, Retail and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating office, apartment and retail real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI, a non-GAAP measure, as a metric to evaluate the performance of its office, apartment and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead, net of service fee revenues, are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented. The company believes comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss) before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.
EBITDA
EBITDA, a non-GAAP measure, is defined as net earnings excluding the following items at the company’s share: i) non-cash charges for depreciation and amortization; ii) interest expense; iii) amortization of mortgage procurement costs; and iv) income taxes. EBITDA may not be directly comparable to similarly-titled measures reported by other companies. The company uses EBITDA as the starting point in order to calculate Adjusted EBITDA as described below.

Adjusted EBITDA
The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA adjusted to exclude: i) impairment of real estate; ii) gains or losses from extinguishment of debt; iii) gain (loss) on full or partial disposition of rental properties and other investments; iv) gains or losses on change in control of interests; v) other transactional items, including organizational transformation and termination benefits; and vi) the Nets pre-tax EBITDA. The company believes EBITDA, Adjusted EBITDA and net debt to Adjusted EBITDA provide additional information in evaluating our credit and ability to service the company’s debt obligations. Adjusted EBITDA is used by the company’s chief operating decision maker and management to assess operating performance and resource allocations by segment and on a consolidated basis. The company’s management believes Adjusted EBITDA gives the investment community a further understanding of the company’s operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. However, Adjusted EBITDA should not be viewed as an alternative measure of the company’s operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact the company’s results of operations and liquidity. Other REITs may use different methodologies for calculating Adjusted EBITDA and, accordingly, the company’s Adjusted EBITDA may not be comparable to other REITs.

Net Debt to Adjusted EBITDA
Net Debt to Adjusted EBITDA, a non-GAAP measure, is defined as total debt, net at the company’s share (total debt includes outstanding borrowings on the company’s revolving credit facility, term loan facility, convertible senior debt, net, nonrecourse mortgages and notes payable, net) less cash and equivalents, at the company’s share, divided by Adjusted EBITDA. Net Debt to Adjusted EBITDA is a supplemental measure derived from non-GAAP financial measures that the company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The company believes that investors use versions of this ratio in a similar manner. The company’s method of calculating the ratio may be different from methods used by other REITs and, accordingly, may not be comparable to other REITs.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the uncertain outcome, impact, effects and results of the company’s Board of Directors’ review of operating, strategic, financial and structural alternatives, the company’s ability to carry out future transactions and strategic investments, as well as the acquisition related costs, unanticipated difficulties realizing benefits expected when entering into a transaction, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) (GAAP) to FFO (non-GAAP)
The table below reconciles net earnings, the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net earnings (loss) attributable to Forest City Realty Trust, Inc. (GAAP)	$5,454	$(430,861)	$103,124	$(160,227)
Depreciation and Amortization—real estate (2)	77,164	78,880	236,913	236,530
Gain on disposition of full or partial interests in rental properties	(25,180)	(14,067)	(91,498)	(125,815)
Impairment of depreciable rental properties	54,888	141,031	54,888	155,595
Income tax expense adjustment — current and deferred (3):
Gain on disposition of full or partial interests in rental properties	232	—	4,874	55,272
FFO attributable to Forest City Realty Trust, Inc. (Non-GAAP)	$112,558	$(225,017)	$308,301	$161,355
FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$112,558	$(225,017)	$308,301	$161,355
If-Converted Method (adjustments for interest):
4.250% Notes due 2018	778	—	2,334	—
3.625% Notes due 2020	363	—	1,088	—
FFO for per share data	$113,699	$(225,017)	$311,723	$161,355
Denominator:
Weighted average shares outstanding—Basic	265,260,403	258,713,429	261,566,151	258,437,586
Effect of stock options, restricted stock and performance shares	1,735,881	—	1,458,634	1,221,719
Effect of convertible debt	5,153,214	—	5,153,242	—
Effect of convertible 2006 Class A Common Units	1,566,465	—	1,757,072	1,940,788
Weighted average shares outstanding - Diluted (1)	273,715,963	258,713,429	269,935,099	261,600,093
FFO Per Share - Diluted	$0.42	$(0.87)	$1.15	$0.62

(1)
For the three months ended September 30, 2016, the effect of 8,157,781 shares of dilutive securities was not included in the computation of diluted FFO per share because their effect is anti-dilutive due to the negative FFO for the quarter. For the nine months ended September 30, 2016, weighted-average shares issuable upon the conversion of convertible debt of 6,873,490 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to FFO are not required for interest expense of $1,141,000 and $4,671,000 for the three and nine months September 30, 2016, respectively, related to these securities.

(2)	The following table provides detail of depreciation and amortization:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Full Consolidation	$60,194	$62,892	$189,496	$188,521
Non-Real Estate	(687)	(762)	(2,078)	(2,335)
Real Estate Full Consolidation	59,507	62,130	187,418	186,186
Real Estate related to noncontrolling interest	(6,079)	(5,889)	(19,628)	(15,679)
Real Estate Unconsolidated	23,736	22,639	69,123	65,988
Real Estate Discontinued Operations	—	—	—	35
Real Estate at Company share	$77,164	$78,880	$236,913	$236,530

(3)	The following table provides detail of income tax expense (benefit):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Income tax expense on FFO
Operating Earnings:
Current taxes	$72	$525	$135	$4,245
Deferred taxes	—	—	—	24,022
Total income tax expense on FFO	72	525	135	28,267
Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$232	$—	$4,874	$(4,351)
Deferred taxes	—	—	—	59,623
Total income tax expense on non-FFO	232	—	4,874	55,272
Grand Total	$304	$525	$5,009	$83,539

Reconciliation of FFO to Operating FFO

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$112,558	$(225,017)		$308,301	$161,355
Impairment of non-depreciable real estate	—	307,630		—	307,630
Write-offs of abandoned development projects and demolition costs	1,179	10,058		3,522	10,058
Tax credit income	(3,916)	(3,081)		(9,128)	(9,025)
Loss on extinguishment of debt	—	—		4,468	29,933
Change in fair market value of nondesignated hedges	416	(42)		(1,387)	1,944
Net gain on disposition of interest in development project	—	—		—	(136,687)
Net gain on disposition of partial interest in other investment - Nets	—	—		—	(136,247)
Straight-line rent adjustments	(2,797)	(2,758)		(9,732)	(7,969)
Organizational transformation and termination benefits	2,633	8,092		14,021	22,493
Nets pre-tax FFO	—	—		—	1,400
Income tax expense on FFO	72	525		135	28,267
Operating FFO attributable to Forest City Realty Trust, Inc.	$110,145	$95,407	15.4%	$310,200	$273,152	13.6%
If-Converted Method (adjustments for interest) (in thousands):
4.250% Notes due 2018	778	778		2,334	3,028
3.625% Notes due 2020	363	363		1,088	1,643
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$111,286	$96,548		$313,622	$277,823
Weighted average shares outstanding - Diluted	273,715,963	266,871,210		269,935,099	268,473,583
Operating FFO per share - Diluted	$0.41	$0.36	13.9%	$1.16	$1.03	12.6%

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Earnings (loss) before income taxes (GAAP)	$13,051	$(443,121)	$102,968	$(455,480)
(Earnings) loss from unconsolidated entities	(26,523)	299,967	(95,016)	268,267
Earnings (loss) before income taxes and earnings from unconsolidated entities	(13,472)	(143,154)	7,952	(187,213)
Land sales	(21,786)	(10,325)	(45,308)	(22,479)
Cost of land sales	13,301	3,148	22,996	5,190
Other land development revenues	(1,781)	(2,636)	(4,748)	(6,780)
Other land development expenses	2,977	1,993	7,575	6,738
Corporate general and administrative expenses	16,480	17,917	46,081	51,779
Organizational transformation and termination benefits	2,633	8,092	14,021	22,493
Depreciation and amortization	60,194	62,892	189,496	188,521
Write-offs of abandoned development projects and demolition costs	—	10,058	1,596	10,058
Impairment of real estate	44,288	142,261	44,288	156,825
Interest and other income	(20,361)	(11,980)	(40,529)	(32,665)
Interest expense	31,597	34,060	88,473	101,130
Amortization of mortgage procurement costs	1,338	1,314	4,067	4,395
Loss on extinguishment of debt	—	—	2,843	29,084
NOI related to unconsolidated entities (1)	51,738	53,259	160,467	164,757
NOI related to noncontrolling interest (2)	(10,583)	(9,862)	(30,737)	(27,384)
NOI related to discontinued operations (3)	—	—	—	1,198
Net Operating Income (Non-GAAP)	$156,563	$157,037	$468,533	$465,647

(1) NOI related to unconsolidated entities:
Equity in earnings (GAAP)	$8,295	$6,433	$23,834	$25,520
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(4,001)	(478)	(5,580)	(3,149)
Interest and other income	(2,117)	(592)	(4,093)	(1,347)
Write offs of abandoned development projects and demolition costs	1,179	—	1,926	—
Depreciation and amortization	24,558	23,642	71,585	68,785
Interest expense and extinguishment of debt	23,824	24,254	72,795	74,948
NOI related to unconsolidated entities	$51,738	$53,259	$160,467	$164,757

(2) NOI related to noncontrolling interest:
Earnings from continuing operations attributable to noncontrolling interests (GAAP)	$(7,037)	$(1,282)	$(8,487)	$(5,163)
Exclude non-NOI activity from noncontrolling interests:
Land and non-rental activity, net	3,565	911	4,943	1,973
Interest and other income	514	382	1,486	1,151
Depreciation and amortization	(6,432)	(5,967)	(20,609)	(16,216)
Interest expense and extinguishment of debt	(4,585)	(3,906)	(12,119)	(8,944)
Gain (loss) on disposition of full or partial interests in rental properties and interest in unconsolidated entities	3,392	—	4,049	(185)
NOI related to noncontrolling interest	$(10,583)	$(9,862)	$(30,737)	$(27,384)

(3) NOI related to discontinued operations:
Operating loss from discontinued operations, net of tax (GAAP)	$—	$—	$—	$(1,126)
Less loss from discontinued operations attributable to noncontrolling interests	—	—	—	776
Exclude non-NOI activity from discontinued operations (net of noncontrolling interest):
Depreciation and amortization	—	—	—	56
Interest expense	—	—	—	1,738
Income tax benefit	—	—	—	(246)
NOI related to discontinued operations	$—	$—	$—	$1,198

NOI (Non-GAAP) Detail (in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Office Segment
Comparable NOI	64,783	62,090	4.3%	195,654	192,262	1.8%
Non-Comparable NOI	2,099	4,187		13,753	14,143
Office Product Type NOI	66,882	66,277		209,407	206,405
Other NOI (1)	2,781	2,773		9,010	4,645
Total Office Segment	69,663	69,050		218,417	211,050
Apartment Segment
Comparable NOI	46,693	44,485	5.0%	138,678	135,597	2.3%
Non-Comparable NOI	531	439		1,448	(115)
Apartment Product Type NOI	47,224	44,924		140,126	135,482
Federally Assisted Housing	1,532	4,622		9,813	14,961
Other NOI (1)	(869)	951		(2,692)	(2,375)
Total Apartment Segment	47,887	50,497		147,247	148,068
Retail Segment
Comparable NOI	37,076	36,971	0.3%	111,420	111,900	(0.4)%
Non-Comparable NOI	2,622	3,220		7,239	11,193
Retail Product Type NOI	39,698	40,191		118,659	123,093
Other NOI (1)	56	(733)		(682)	1,253
Total Retail Segment	39,754	39,458		117,977	124,346
Operations
Comparable NOI	148,552	143,546	3.5%	445,752	439,759	1.4%
Non-Comparable NOI (2)	5,252	7,846		22,440	25,221
Product Type NOI	153,804	151,392		468,192	464,980
Federally Assisted Housing	1,532	4,622		9,813	14,961
Other NOI (1):
Straight-line rent adjustments	2,133	2,441		8,776	7,421
Other Operations	(165)	550		(3,140)	(3,898)
	1,968	2,991		5,636	3,523
Total Operations	157,304	159,005		483,641	483,464
Development Segment
Recently-Opened Properties/Redevelopment	2,803	1,523		1,739	2,405
Other Development (3)	(3,544)	(3,491)		(16,847)	(22,724)
Total Development Segment	(741)	(1,968)		(15,108)	(20,319)
Other Segment	—	—		—	2,502
Grand Total	$156,563	$157,037		$468,533	$465,647

(1)	Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and management and service company overhead, net of service fee revenues.

(2)
Non-comparable NOI includes lease termination income of $618 and $6,219 for the three and nine months ended September 30, 2017, compared with $612 and $1,325 for the three and nine months ended September 30, 2016.

(3)	Includes straight-line adjustments, non-capitalizable development overhead and other costs on our development projects.

2017 Guidance

	Range for the Year Ended December 31, 2017
	Low	High
Net earnings attributable to common stockholders - diluted	$0.43	$0.48
Depreciation and amortization—real estate	1.17	1.17
Gain on disposition of full or partial interests in rental properties, net of tax	(0.32)	(0.32)
Impairment of depreciable rental properties	0.20	0.20
Adjustments for convertible senior note interest - if converted method	0.02	0.02
Tax credit income	(0.05)	(0.05)
Organizational transformation and termination benefits	0.06	0.06
Other adjustments (1)	(0.01)	(0.01)
Operating FFO per share - Diluted	$1.50	$1.55

(1)
Includes write-offs of abandoned development projects and demolition costs, loss on extinguishment of debt, change in fair market value of nondesignated hedges, straight-line rent adjustments and income tax expense (benefit) on FFO.